UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2011

NNN 2002 Value Fund, LLC

(Exact name of registrant as specified in its charter)

Virginia	0-51098	75-3060438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 975-2999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Daymark Realty Advisors Inc. (“Daymark”), the parent company of our manager, NNN Realty Investors, LLC (“NNNRI”), received a letter dated December 20, 2011 (the “December 20, 2011 Letter”) from Principal Global Investors, LLC (“PGI”), as primary servicer for Principal Life Insurance Company and named holders of Bear Stearns Commercial Mortgage Securities, Inc. (collectively, the “Lenders”), notifying Daymark that the Lenders believe that there is a technical default under that certain Mortgage and Security Agreement dated September 3, 2004 (the “Security Agreement”) related to a 520,000 square-foot commercial office property located at 525 W. Van Buren St., Chicago, Illinois commonly known as Congress Center (“Congress Center”), with respect to the following transactions: (i) the formation in February 2011 of Daymark by its former owner Grubb & Ellis Co. (“Grubb”); and (ii) the sale in August 2011 of Daymark, including its wholly-owned subsidiary NNN Realty Advisors, Inc. (“NNNRA”), by Grubb to IUC-SOV, LLC (“IUC-SOV”), which is controlled by Sovereign Capital Management Group (“Sovereign”) and Infinity Urban Century (“Infinity”). The Lenders allege that each of the foregoing transactions constitutes an event of default (an “Event of Default”) under the Security Agreement.

In addition, the Lenders allege that the tangible net worth of NNNRI, a guarantor of the Loan and our manager, has fallen below $15,000,000 for a period of more than 30 days, in violation of a covenant under the Guaranty dated September 3, 2004 (the “Guaranty”), in respect of the Loan. The Lenders allege that the breach of such covenant, continuing for more than 30 days, also constitutes an Event of Default under both the Guaranty and the Security Agreement. An Event of Default under the Guaranty entitles the Lenders to exercise certain rights and remedies under the Loan documents, including the Security Agreement.

One of the possible consequences of an Event of Default under the Security Agreement is acceleration of the notes evidencing the related loan in the original principal amount of $97,500,000 made on September 3, 2004 (the “Loan”), at the option of the Lenders. Other consequences of an Event of Default under the Security Agreement include payment of a “make whole premium” to the Lenders, and payment of increased default-rate interest on both the then outstanding amount of the Loan and any “make whole premium” for the duration of any Event of Default. In addition, in the Event of Default, the Lenders have the right under the Security Agreement to take possession of the premises, foreclose the lien on the subject property and sell the premises independent of the foreclosure proceedings. In such event, the Lenders’ costs, including legal fees, of foreclosure proceedings and the sale of the premises are recoverable by the Lenders as additional indebtedness.

The current principal amount outstanding under the Loan as of February 22, 2012 is $90,293,180.57. All principal and interest payments due under the Loan have been paid in accordance with the Loan documents.

We own a 42.5% membership interest in NNN Congress Center, LLC (“NNNCC”), which is a borrower under the Loan and which owns a 28.9% tenant-in-common interest in Congress Center. Our sole asset is this 12.3% indirect ownership interest in Congress Center. Any default with respect to the Loan, which is not cured or waived by the Lenders, would have significant adverse consequences for us. See also Item 8.01, “Other Events” for additional developments regarding this matter.

Item 8.01	Other Events.

As reported elsewhere in this Current Report on Form 8-K, Daymark received the December 20, 2011 Letter from PGI, as primary servicer for the Lenders, notifying Daymark that the Lenders believe that there is a technical default under the Security Agreement related to Congress Center, with respect to the following transactions: (i) the formation in February 2011 of Daymark by its former owner Grubb; and (ii) the sale in August 2011 of Daymark, including its wholly-owned subsidiary NNNRA by Grubb to IUC-SOV, which is controlled by Sovereign and Infinity. The Lenders allege that each of the foregoing transactions constitutes an Event of Default under the Security Agreement.

In addition, the Lenders allege that the tangible net worth of NNNRI, a guarantor of the Loan and our manager, has fallen below $15,000,000 for a period of more than 30 days, in violation of a covenant under the Guaranty. The Lenders allege that the breach of such covenant, continuing for more than 30 days, also constitutes an Event of Default under both the Guaranty and the Security Agreement. An Event of Default under the Guaranty entitles the Lenders to exercise certain rights and remedies under the Loan documents, including the Security Agreement.

One of the possible consequences of an Event of Default under the Security Agreement is acceleration of the notes evidencing the Loan, at the option of the Lenders. Other consequences of an Event of Default under the Security Agreement include payment of a “make whole premium” to the Lenders, and payment of increased default-rate interest on both the then outstanding amount of the Loan and any “make whole premium” for the duration of any Event of Default. In addition, in the Event of Default, the Lenders have the right under the Security Agreement to take possession of the premises, foreclose the lien on the subject property and sell the premises independent of the foreclosure proceedings. In such event, the Lenders’ costs, including legal fees, of foreclosure proceedings and the sale of the premises are recoverable by the Lenders as additional indebtedness.

The Loan is currently not in arrears as to any amounts due thereunder.

Following receipt of the December 20, 2011 Letter, Daymark attempted to discuss these matters in good faith with the Lenders, as well as other matters pursuant to which Daymark alleges that the Lenders have failed to perform some of their obligations in respect of the Loan.

By letter dated February 1, 2012 (the “First Daymark Letter”), Daymark reminded the Lenders that by letter dated June 24, 2010 (the “Lenders’ Consent”), the Lenders had consented to an amendment of the Property Reserves Agreement dated September 3, 2004 (the “PRA”) in respect of the subject commercial property (“Congress Center”), to allow, among other things, for funding of certain tenant improvements from Loan reserves at $63.58 per square foot compared to $25.00 per square foot under the PRA as originally executed, subject to certain conditions. Daymark relied upon the representations of the Lenders that they would execute any necessary further amendment to the PRA in proceeding with the tenant improvements under the leases in question. Daymark indicated the amounts owed to various contractors with respect to work that was authorized by Daymark, in reliance upon the Lenders’ representations that they would approve the necessary amendment to the PRA.

Having failed to receive any meaningful response following the issuance of the First Daymark Letter, by letter dated February 8, 2012 (the “Second Daymark Letter”), Daymark demanded a written response from the Lenders on or before February 15, 2012. Daymark further alleged that as a result of the Lenders’ inaction, Congress Center has (i) had filed against it a subcontractor’s lien in the amount of $309,336, which accrues interest at a rate of 10% per annum; and (ii) received a notice from another contractor to file a contractor’s lien in the amount of $210,000.

In addition, Daymark notified the Lenders that a major tenant of Congress Center has demanded that its tenant improvements be provided, as required under its lease. Another major tenant of Congress Center has indicated that it is evaluating its remedies as a result of the failure for their tenant improvements to be provided.

Daymark received a letter dated February 13, 2012 from PGI (“PGI’s Response”), in which the Lenders reasserted the fact that events of default exist under the Security Agreement. Nonetheless, the Lenders represented that they were willing to release funds from Loan reserves to reimburse contractors or tenants for improvements already made, subject to certain conditions.

Additionally, the Lenders for the first time took the position that because of an alleged failure of the borrowers to meet certain conditions set forth in the Lenders’ Consent, the Lenders are now unwilling to fund tenant improvements at the agreed-upon increased levels ($63.58 per square foot versus the original $25 per square foot). As a result, there is a shortfall between the actual costs that have been incurred and what the Lenders now say they are willing to fund in an amount equal to approximately $3,323,659. The Lenders have stated that they will not release any funds in respect of tenant improvement until they receive proof that the shortfall has been paid to the contractors.

Daymark is evaluating its position in light of PGI’s Response. It is also attempting to address the issues raised in the December 20, 2011 Letter. Daymark reserves all rights and remedies available to it at law or in equity.

We own a 42.5% membership interest in NNNCC, which is a borrower under the Loan and which owns a 28.9% tenant-in-common interest in Congress Center. Our sole asset is this 12.3% indirect ownership interest in Congress Center. Any default with respect to the Loan, which is not cured or waived by the Lenders, would have significant adverse consequences for us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2012	NNN 2002 VALUE FUND, LLC

	By:	/s/ PAUL E. HENDERSON
Paul E. Henderson
Chief Accounting Officer
NNN Realty Investors, LLC,
the Manager of NNN 2002 Value Fund, LLC
(principal financial officer)

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